Exhibit 99.1

Media Relations:
Gina Cole
press@zillow.com

Investor Relations:
Mary Ellen Fukuhara
ir@zillowgroup.com

Zillow Group Board of Directors authorizes additional $1.25 billion share repurchase, signaling long-term confidence

SEATTLE, March 5, 2026 — Zillow Group, Inc. (Nasdaq: Z and ZG), which is transforming the way people buy, sell, rent and finance homes, today provided an update on the Company's share repurchase program:

The Zillow Group Board of Directors has authorized the repurchase of up to an additional $1.25 billion in aggregate of its Class A common stock or Class C capital stock. As of March 4, 2026, after giving effect to the increased authorization, Zillow Group has approximately $1.3 billion remaining capacity for future share repurchases.

From Jan. 1, 2026, through March 4, 2026, Zillow Group repurchased 3.8 million shares of Class A common stock at a weighted average price of $47.84 per share and 9.7 million shares of Class C capital stock at a weighted average price of $45.92 per share, for a total purchase price of $626 million.

"Our recent share repurchases and today's authorization reflects our continued confidence in our strategy, financial strength and long-term opportunity to drive sustainable profitable growth over time," said Zillow Group Chief Financial Officer Jeremy Hofmann. "We believe this is an opportune time to leverage our strong cash position to return capital to shareholders while continuing to invest in growing our housing super app."

Since 2021, Zillow Group has repurchased a total of approximately $3.3 billion of stock at a weighted average price of $49 per share, for a total of 66.7 million shares, and $146 million aggregate principal amount of convertible senior notes under its repurchase authorizations.

The company may purchase shares from time to time in the open market or through privately negotiated transactions, or in such other manner as deemed appropriate by management, subject to market conditions, share price, trading volume, cash needs and other business factors, and in accordance with applicable securities laws and other legal requirements. The share repurchase program does not obligate the company to acquire

any specific dollar amount or number of shares and may be suspended or discontinued at any time.

***Forward-Looking Statements**:*

This press release contains "forward-looking statements" within the meaning of Section 27A of the Securities Act and Section 21E of the Exchange Act, including statements relating to Zillow Group's share repurchase program. Actual results may differ materially from those indicated by such forward-looking statements as a result of various factors, including those discussed in the "Risk Factors" section of Zillow Group's most recent Annual Report on Form 10-K and in Zillow Group's other filings with the SEC. The forward-looking statements contained in this press release speak only as of the date hereof, and Zillow Group specifically disclaims any obligation to update these forward-looking statements, whether as a result of new information, future events or otherwise.

About Zillow Group:

Zillow Group, Inc. (Nasdaq: Z and ZG) is reimagining real estate to make home a reality for more and more people.

As the most visited real estate app and website in the United States, Zillow connects hundreds of millions of consumers with innovative technology, trusted agents and loan officers, and seamless digital solutions. With industry-leading tools and resources, Zillow supercharges real estate professionals so they can grow their businesses and deliver exceptional client experiences. For renters and housing providers, Zillow offers not only a robust marketplace but a set of end-to-end products and services to streamline applications, leases, payments and more.

Zillow's ecosystem spans the entire home journey — from dreaming and shopping to renting, buying, selling and financing.

Zillow Group's affiliates, subsidiaries and brands include Zillow®, Zillow Premier Agent®, Zillow Home Loans®, Zillow Rentals®, Zillow® New Construction, Trulia®, StreetEasy®, Out East®, HotPads®, Follow Up Boss®, ShowingTime®, dotloop® and Zillow® Closing.

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